News Release

Sharps Compliance Corp., 9220 Kirby Drive, Suite 500, Houston, TX 77054

IMMEDIATE RELEASE

Sharps Compliance Corp. Reports Net Income More Than Doubles on 26% Increase in Revenue in the First Quarter of Fiscal 2009

•	Record customer billings up 30% year-over-year to $4.7 million in the first quarter of fiscal 2009

•	Record revenue of $4.3 million in the first quarter of fiscal 2009, a 26% year-over-year increase

•	Strong sales to pharmaceutical manufacturers and retail market customers drove growth in the first quarter

•	Strong operating leverage drives bottom-line expansion

HOUSTON, Texas, October 27, 2008 - Sharps Compliance Corp. (OTCBB: SCOM) (“Sharps” or the “Company”), a leading provider of cost-effective disposal solutions for small quantity generators of medical waste, today reported record revenue of $4.3 million in the first quarter of fiscal 2009, which ended September 30, 2008, a 26% increase compared with revenue of $3.4 million in the first quarter of fiscal 2008. The Company also reported record customer billings of $4.7 million in the first quarter of fiscal 2009, a 30% increase compared with $3.6 million in the same period the prior fiscal year, primarily driven by strong growth in the pharmaceutical, retail, professional, commercial and agriculture markets. The Company believes customer billings are an appropriate measure of performance and progress of the business.

Sales and Billings Growth
Customer billings from contracts with pharmaceutical manufacturers increased to $874 thousand in the first quarter of fiscal 2009 compared with $7 thousand in the same period the prior year. The recently announced renewal of the Company’s first Patient Support Program with a top ten pharmaceutical manufacturer contributed approximately $700 thousand in billings in the first quarter of fiscal 2009 and is expected to generate an additional $900 thousand in billings during the second half of fiscal 2009 ending June 30, 2009. As previously announced, two additional Patient Support Programs with pharmaceutical manufacturers are scheduled to launch in the second quarter of fiscal 2009, ending December 31, 2008, and are expected to generate billings of up to $400 thousand in the second and third quarters of fiscal 2009.

Sharps’ unique Patient Support Programs include the direct fulfillment of the Sharps Disposal By Mail System® to the pharmaceutical manufacturers’ self-injecting patients, who use the product as a convenient means of disposing of used syringes. Sharp’s proprietary SharpsTracer™ system tracks the return of the Sharps Disposal By Mail System® by the patient to the treatment facility, where the package is scanned and weighed prior to destruction. This data is electronically transmitted to the pharmaceutical manufacturer which assists them in monitoring drug usage and provides them with a touch point for individual patient follow-up.

Customer billings to retail market customers increased 23% to $0.8 million in the first quarter of fiscal 2009 as a result of strong seasonal demand for the Sharps Disposal By Mail Systems® as pharmacies and medical clinics in retail settings prepare for the upcoming flu shot season. Higher customer billings to the professional, commercial and agricultural markets were offset by slight year-over-year decreases in billings to healthcare and hospitality customers.

Sharps Compliance Corp. Reports Net Income More Than Doubles on 26% Increase in Revenue in the First Quarter of Fiscal 2009
October 27, 2008

Dr. Burton J. Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance, commented, “Throughout fiscal 2008, we wisely invested to build the breadth and depth of our sales and marketing team by bringing on experienced talent who have been diligently working to fill our pipeline with prospects and convert those opportunities into sales. Our success is now being evidenced by our record revenue and customer billings in this quarter.”

First Quarter Fiscal 2009 Operating Performance
Gross profit was $1.8 million, up 29% over the prior year period. Gross margin was 43.3% in the first quarter of fiscal 2009, a 100 basis point increase compared with 42.3% in the same period the prior fiscal year. Gross margin was negatively impacted by approximately $200 thousand due to excess air freight shipping costs that were incurred to address supply and manufacturing issues associated with the Company’s Pitch-It IV Poles. These issues were consequently resolved in August of 2008. Excluding the $200 thousand in excess air freight shipping costs, the gross margin for the quarter ended September 30, 2008 was 48%.

Selling, general and administrative (SG&A) expenses were $1.2 million in first quarters of both fiscal 2008 and 2009, but as a percentage of sales, decreased from 34% in the first quarter of fiscal 2008 to 27% in the first quarter of fiscal 2009.

Dr. Kunik continued, “The investment in the expansion and enhancement of our operational infrastructure over the past year in anticipation of this rapid growth in demand has allowed us to quickly and easily ramp-up our production and fulfillment capabilities. As our level of sales accelerates, we are now beginning to realize operational leverage and greater earnings power.”

Operating income for the first quarter of fiscal 2009 was $610 thousand, or 14.3% of sales, an increase of $390 thousand, or 177%, compared with operating income of $220 thousand, or 6.5% of sales, in the same period the prior fiscal year.

Net income was $605 thousand, or $0.04 per diluted share, for the first quarter of fiscal 2009 compared with net income of $242 thousand, or $0.02 per diluted share, in the first quarter of fiscal 2008.

Liquidity and Balance Sheet Strength
Cash and cash equivalents were $2.5 million at September 30, 2008, up from $2.0 million at June 30, 2008. At September 30, 2008, stockholders’ equity and total assets were $3.7 million and $7.0 million, respectively, up from $2.9 million and $5.7 million at June 30, 2008, respectively. Although Sharps maintains a $2.5 million line of credit with JPMorgan Chase, no amounts were outstanding at June 30, 2008. The line of credit is available to finance working capital, expansion and/or potential acquisition opportunities.

Dr. Kunik concluded, “There is a convergence of factors driving interest and demand for our products. Greater public awareness of the dangers of medical waste entering the environment is growing and resulting in greater awareness nationwide. We are increasing our customer base in a wider variety of industries through continuous sales, marketing and educational efforts. And we are regularly introducing new and innovative products for the safe and cost-effective disposal of medical waste, such as our recent launch of a product to dispose of unused medications and the Medical Professional version of our Sharps Disposal By Mail Systems®. We believe our fiscal 2009 results will reflect the magnitude of these unprecedented opportunities and our ability to successfully meet our customers’ expectations.”

-MORE-

Sharps Compliance Corp. Reports Net Income More Than Doubles on 26% Increase in Revenue in the First Quarter of Fiscal 2009
October 27, 2008

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading provider of cost-effective disposal solutions for small quantity generators of medical waste and unused pharmaceuticals. The Company’s flagship product, the Sharps Disposal by Mail System®, is a cost-effective and easy-to-use solution to dispose of medical waste such as hypodermic needles, lancets and any other medical device or objects used to puncture or lacerate the skin (referred to as “sharps”). The Company also offers a number of products specifically designed for the home healthcare market and products for the safe disposal of unused pharmaceuticals, RxTakeAway™. Sharps Compliance focuses on targeted growth markets such as the pharmaceutical, retail, commercial, and hospitality markets, as well as serving a variety of additional markets. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

As a fully integrated manufacturer providing customer solutions and services, Sharps Compliance’s solid business model, with strong margins and significant operating leverage, and early penetration into emerging markets, uniquely positions the company for strong future growth.

More information on Sharps Compliance can be found on its website at: www.sharpsinc.com

Safe Harbor Statement
The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

For more information contact:	- OR -

David P. Tusa Executive Vice President, Chief Financial Officer & Business Development	Tammy Poblete Kei Advisors LLC Investor Relations

Phone: (713) 660-3514 dtusa@sharpsinc.com	Phone: (716) 843-3853 Email: tpoblete@keiadvisors.com

FINANCIAL TABLES FOLLOW.

-MORE-

Sharps Compliance Corp. Reports Net Income More Than Doubles on 26% Increase in Revenue in the First Quarter of Fiscal 2009
October 27, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three-Months Ended
	September 30,
	2008	2007	% Change

Revenue	$4,269,536	$3,391,112	25.9%

Cost of revenue	2,420,360	1,957,735	23.6%
Gross profit	1,849,176	1,433,377	29.0%
Gross margin	43.3%	42.3%
SG&A expense	1,162,954	1,155,381	0.7%
Depreciation and amortization	76,380	57,697	32.4%

Operating income (loss)	609,842	220,299	176.8%
Operating margin	14.3%	6.5%
Other income	14,871	26,302	(43.5%)

Net income before income taxes	624,713	$246,601	153.3%
Income taxes	(19,372)	(4,997)
Net income	$605,341	$241,604	150.6%

Net income per share
Basic	$0.05	$0.02
Diluted	$0.04	$0.02

Weighted Average Shares Outstanding
Basic	12,662,408	12,061,734
Diluted	13,703,683	13,535,520

-MORE -

Sharps Compliance Corp. Reports Net Income More Than Doubles on 26% Increase in Revenue in the First Quarter of Fiscal 2009
October 27, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Consolidated Balance Sheets

	9/30/2008	6/30/2008
	(Unaudited)

ASSETS:
Current assets:
Cash and cash equivalents	$2,547,276	$2,035,219
Restricted cash	-	10,010
Accounts receivable, net	1,870,881	1,183,975
Inventory	569,754	580,861
Prepaid and other assets	282,504	359,894
Total current assets	5,270,415	4,169,959
Property and equipment, net	1,547,498	1,375,657
Intangible assets, net	141,121	130,702
Total assets	$6,959,034	$5,676,318

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,004,492	$778,423
Accrued liabilities	360,743	432,971
Current portion of deferred revenue	1,219,736	1,063,016
Total current liabilities	2,584,971	2,274,410
Long-term deferred revenue	676,626	516,372
Total liabilities	3,261,597	2,790,782
Stockholders’ equity:
Total stockholders' equity	3,697,437	2,885,536
Total liabilities and stockholders' equity	$6,959,034	$5,676,318

-MORE-

Sharps Compliance Corp. Reports Net Income More Than Doubles on 26% Increase in Revenue in the First Quarter of Fiscal 2009
October 27, 2008

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES
Supplemental Customer Billing and Revenue Information
(unaudited)

	Three-Months Ended September 30,
	2008	% Total	2007	% Change
BILLINGS BY MARKET:
Health Care	$1,906,697	40.9%	$1,919,264	(0.7%)
Pharmaceutical	874,614	18.8%	7,185	12072.8%
Retail	840,762	18.0%	685,436	22.7%
Professional	248,441	5.3%	171,184	45.1%
Hospitality	209,453	4.5%	363,235	(42.3%)
Commercial	184,499	4.0%	116,108	58.9%
Agriculture	174,011	3.7%	93,304	86.5%
ProTec	130,353	2.8%	125,270	4.1%
Government	55,150	1.2%	56,060	(1.6%)
Other	38,154	0.8%	49,204	(22.5%)
Subtotal	4,662,134	100.0%	3,586,250	30.0%
GAAP Adjustment *	(392,598)		(195,138)	(101.2%)
Revenue Reported	4,269,536		3,391,112	25.9%

*
Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

-END-